Exhibit 99.2

QuantumScape Reports Fourth Quarter 2021 Financial Results

SAN JOSE, Calif. – February 16, 2022 – QuantumScape Corporation (NYSE: QS), a leader in the development of next-generation solid-state lithium-metal batteries for use in electric vehicles, today announced its financial results for the fourth quarter and full year of 2021.

The company published a letter to shareholders on its Investor Relations website. It details fourth-quarter results and business updates, and lays out goals for the year ahead.

QuantumScape will host a live webcast at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today, February 16, 2022. Participating on the call will be Jagdeep Singh, chief executive officer and co-founder, and Kevin Hettrich, chief financial officer, of QuantumScape.

The live webcast is accessible through the Events section of the company’s Investor Relations website, www.ir.quantumscape.com. An archive of the webcast will be available shortly after the call for 12 months.

About QuantumScape Corporation

QuantumScape is a leader in developing next-generation solid-state lithium-metal batteries for electric vehicles. The company is on a mission to revolutionize energy storage to enable a sustainable future. For more information, please visit www.quantumscape.com.

For Investors
John Saager, CFA
Head of Investor Relations
ir@quantumscape.com

For Media
media@quantumscape.com